EXHIBIT 10.1

PORTION OF PUBLIC DEED CONTAINING PURCHASE AND SALE AGREEMENT

VOLUME NINE HUNDRED THIRTY FOUR

NUMBER: 23,691 (TWENTY THREE THOUSAND SIX HUNDRED NINETY ONE).

In Ciudad Juarez, State of Chihuahua, on November 14, 2006, before me, Mr. OSCAR CAYETANO BECERRA TUCKER, Notary Public Number twenty-eight in exercise for this Bravos Judicial District, acting in the Ordinary Open Protocol, I attest the PURCHASE AND SALE AGREEMENT entered into on one part by the company TODENKO MEXICO SOCIEDAD ANONIMA DE CAPITAL VARIABLE, hereinafter referred to as the “SELLING PARTY”, represented by its legal representative Mr. HIRONOBU YAGAWA, who doesn’t have a command of the Spanish language and appears along with Mr. JOSE BENJAMIN TORRES BARRON, in his capacity as interpreter, and on a second part the company KEYTRONIC JUAREZ, SOCIEDAD ANONIMA DE CAPITAL VARIABLE, hereinafter referred to as the “BUYING PARTY”, represented by its legal representative Mr. EFREN PEREZ RICARDEZ, which is granted t pursuant to the following recitals and clauses:

R E C I TA L S

FIRST. The SELLING PARTY declares, through its appearing legal representative, that:

a) It is a company duly incorporated and existing pursuant to the laws of the Mexican United States (hereinafter “México”), and that it has the authority and capacity to execute this Agreement and to abide to its terms and conditions.

b) It is the owner and has the possession and full domain of two tracts of land (hereinafter the “LAND”) located in PARQUE INDUSTRIAL FERNANDEZ located in this city which are identified as follows:

b.1) Urban property and constructions (hereinafter the “Property One”) identified as fraction of block 6 (six) located in the southwest corner of the intersection of streets Tomas Becket and Avenida El Cid in Ciudad Juarez, Chihuahua, with a surface area of 11,803.0708 square meters (eleven thousand eight hundred three meters seven decimeters eight square centimeters, and the following meets and bounds:

From point one to point to one a curve with angle of 109°34’13” (one hundred nine degrees thirty four minutes thirteen seconds) ratio of 8.736 meters (eight meters seven hundred thirty six millimeters), length of 18.232 meters (eighteen meters two hundred thirty two millimeters) bounds with intersection of streets Tomas Becket and Avenida El Cid; from two to three, direction southwest 32°49’ (thirty two degrees forty nine minutes) measures 62.121 (sixty two meters one hundred twenty one millimeters) bounds with Avenida El Cid; from three to four in a curve with angle of 60°26’ (sixty degrees twenty six minutes), ratio of 25.755 meters (twenty five meters seven hundred fifty five millimeters), length of 27.166 meters (twenty seven meters one hundred sixty six millimeters) bounds with intersection of streets Avenida El Cid and Colonia Mexico Sesenta y Ocho; from four to five, direction northeast 86°45’ (eighty six degrees forty five minutes) measures 110.677 meters (one hundred and ten meters six hundred seventy seven millimeters) bounds with Colonia Mexico Sesenta y Ocho; from five to six, direction northeast 3°15’ (three degrees fifteen minutes) measures 80.125 meters (eighty meters one hundred twenty five millimeters) bounds with private property; and from six to the first point to close the figure, direction southeast 86°45’ (eighty six degrees forty five minutes) measures 156.132 meters (one hundred fifty six meters one hundred thirty two millimeters) bounds with Tomas Becket.

b.2) Urban property (hereinafter “Property Two”) identified as fraction of block six located in the southeast intersection of streets Tomas Becket and Calle Mayas in Ciudad Juarez, Chihuahua, with a surface area of 11,803.05 square meters (eleven thousand eight hundred three meters five square decimeters) and the following meets and bounds:

From point one to two in a curve with Delta of 109°56’ (one hundred nine degrees fifty six minutes) ratio of 10.516 meters (ten meters five hundred sixteen millimeters) sub tangent of 15.00 meters (fifteen meters) length of 20.177 meters (twenty meters one hundred seventy seven millimeters) bounds with intersection of the streets Tomas Becket and Mayas; from two to three direction southeast 16°41’ (sixteen degrees forty one minutes) measures 55.231 meters (fifty five meters two hundred thirty one millimeters) bounds with Calle Mayas; from three to four in a curve with Delta of 70°40’ (seventy degrees forty minutes) ratio of 21.396 meters (twenty one meters three hundred ninety six millimeters) sub tangent of 15.00 meters (fifteen meters) length of 26.165 meters (twenty six meters one hundred sixty five millimeters ) bounds with Calle Mayas and Colonia Sesenta y Ocho; from four to five direction south east 86°45’ (eighty six degrees forty five minutes) measures 118.937 meters (one hundred eighteen meters nine hundred thirty seven millimeters) bounds with Colonia Mexico Sesenta y Ocho; from five to six direction northeast 3°15’ (three degrees fifteen minutes) measures 80.125 meters (eighty meters one hundred twenty five millimeters) bounds with private property; and from six to the first point to close the figure direction north east 85°45’ (eighty six degrees forty five minutes) measures 147.995 meters (one hundred forty seven meters nine hundred ninety nine millimeters) bounds with Tomas Becket.

c) It acquired the LAND through a purchase and sale deed entered into by the SELLING PARTY with the company KENWOOD ELECTRONICS TECHNOLOGIES (MEXICO), SOCIEDAD ANONIMA DE CAPITAL VARIABLE, which was formalized through public deed number 30,763 (THIRTY THOUSAND SEVEN HUNDRED SIXTY THREE) dated October twenty eight, nineteen ninety four, granted in this city before Mr. Ruben Aguirre Duarte, Notary Public number Sixteen in and for this District, Associated and acting in the Protocol of Mr. Alejandro Victor Gonzalez Bernal, Notary Public number Nineteen, in and for this District. The first official copy of such public deed is registered in book 3296 (THREE THOUSAND TWO HUNDRED NINETY SIX) of the First Section, with the Local Public Registry of Property, under the following numbers:

Property One UNDER NUMBER 41 (FORTY ONE), PAGE 41 (FORTY ONE).

Property Two UNDER NUMBER 42 (FORTY TWO), PAGE 42 (FORTY TWO).

d) On the LAND was constructed an industrial building property of the SELLING PARTY (hereinafter the “BUILDING”) with a total surface area of approximately 65,247.00 square feet (sixty five thousand two hundred forty seven square feet) (for purposes of clarity the LAND and the BUILDING will be hereinafter jointly referred to as the “PROPERTY”).

e) The PROPERTY is free of liens and limitations of domain and up to date in the payment of its tax obligations, as evidenced with the lack of liens certificate and with the receipts of the payments of the Real Property Tax, which certified copies are attached to the appendix of this volume of my protocol under the number hereinafter established.

f) The PROPERTY will be transferred to the BUYING party with all the easements existing within the property for access, water, sewer system, rain drainage, electricity, telephone services, natural gas, and any other public service in the PROPERTY.

g) All public services are up to date in their payments and have their respective independent meters. Specifically the BUILDING has the following services:

Electricity of 504 KVA (five hundred four k, v, a) and water of 0.763 (cero point seven hundred sixty three) liters per second).

h) The PROPERTY is zoned for industrial use and has complied with all the applicable environmental laws, as evidenced in the use of land certificates issued by the Local Authority and by the Site Abandonment Certificate, which certified copies are attached to the appendix of this volume of my protocol under the number hereinafter established.

i) There is no litigation pending pursuant to which the SELLING PARTY has been served or has otherwise been given notice of or has become aware of its existence, and, there is no litigation threatened nor is there any pending or threatened governmental or administrative proceeding which might materially affect the BUYING PARTY’s title to the PROPERTY or ability to perform its obligations hereunder.

j) The PROPERTY is not currently leased.

k) The legal representative of the SELLING PARTY is duly authorized to act on behalf of the SELLING PARTY through the public deed described in the list of document certification attached to the appendix of this volume of my protocol under the number hereinafter established.

l) It wishes to enter into this Agreement and sell the PROPERTY to the BUYING PARTY subject to the terms and conditions hereinafter set forth.

SECOND. The BUYING PARTY declares, through its legal representative, that:

a) It is a company duly incorporated and existing pursuant to the laws of Mexico and has the authority and capacity to enter into this Agreement and to abide to its terms and conditions.

b) It wishes to enter into this Agreement and buy the PROPERTY pursuant to the terms and conditions hereinafter set forth.

c) The legal representative of the BUYING PARTY is duly authorized to act on behalf of the BUYING PARTY through the public deed described in the list of document certification attached to the appendix of this volume of my protocol under the number hereinafter established, and therefore to enter into this Agreement on its behalf.

d) Has complete knowledge of the conditions of the PROPERTY and has had the opportunity to investigate all physical, environmental, public service and infrastructure aspects of the PROPERTY and to carry out all inspections and investigations that the BUYING PARTY deemed necessary and convenient to know the conditions of the PROPERTY.

THIRD. The parties jointly declare and state, that:

a) They recognize the legal existence of each one and the legal representation of their representatives.

b) Regarding the execution hereof, there has been no bad faith, error, deceit or duress that could invalidate or null the same.

Given the above stated they grant the following:

C L A U S E S

FIRST. TODENKO MEXICO, SOCIEDAD ANONIMA DE CAPITAL VARIABLE, through its appearing legal representative, SELLS the PROPERTY to KEYTRONIC JUAREZ, SOCIEDAD ANONIMA DE CAPITAL VARIABLE with the meets and bounds described in recital b) hereof, which are hereby reproduced as if they were literally inserted, with all that in fact and by law corresponds to it, free of liens and other limitations of domain, and up to date on the payment of its tax obligations, and covenants to guarantee title and right of possession.

SECOND. The BUYING PARTY recognizes and accepts and it is aware of the current conditions of the PROPERTY. The BUYING PARTY hereby acquires the PROPERTY “as is”, Ad-Corpus, “where is”, and with all its flaws according to its actual condition of state and repair. The BUYING PARTY hereby waives any right, legal action or claim of any kind or nature regarding the condition and the existing services of the PROPERTY, including it structural and mechanic conditions and the existing services of the PROPERTY.

THIRD. The SELLER PARTY hereby delivers the PROPERTY without reserve to the BUYING PARTY who accepts it with all that is within the limits of the PROPERTY as previously described, even if there is an excess or decreases in the measurements herein described.

According to the above, the parties hereby agree that the BUYING PARTY will assume any cost resulting from any difference between the present physical area of the PROPERTY and the one described in the public deed that contains the title to the property, as well as any profit in case there is an excess of land. The BUYING PARTY hereby waives any right, legal action or claim of any type or nature that it may be entitled to regarding any difference in the area of the PROPERTY and the SELLING PARTY waives any right, legal action or claim of any type or nature that it may be entitled to regarding an excess in the area of the PROPERTY.

FOURTH. The BUYING PARTY recognizes and has full knowledge of the list drafted by the SELLING PARTY which clearly identifies all accessories, systems and improvements of the PROPERTY that are not included in this transaction. The BUYING PARTY recognizes herein that all the personal objects and possessions of the SELLING PARTY including its equipment, machinery and furniture that are not required for the proper use and functioning of the operations of the BUILDING and or the PROPERTY have been removed by the SELLING PARTY as of today, and are not part of this transaction.

FIFTH. The agreed price for the PROPERTY is the amount of $1,700,000.00 (ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS 00/100 LEGAL CURRENCY OF THE UNITED STATES OF AMERICA), equivalent to the amount of $18,564,000.00 pesos (EIGHTEEN MILLION FIVE HUNDRED SIXTY FOUR THOUSAND PESOS LEGAL CURRENCY OF THE UNITED MEXICAN STATES) (hereinafter the “PURCHASE PRICE”) pursuant to the exchange rate published in the Federal Official Gazette on November thirteen of two thousand six, plus the Value Added Tax that corresponds to the constructions.

The parties declare that from the above mentioned amount, US$690,908.70 (SIX HUNDRED NINETY THOUSAND NINE HUNDRED EIGHT DOLLARS 70/100 LEGAL CURRENCY OF THE UNITED STATES OF AMERICA), equivalent to the amount of $7,544,723.00 pesos (SEVEN MILLION FIVE HUNDRED FORTY FOUR THOUSAND TWENTY THREE PESOS 00/100 LEGAL CURRENCY OF THE UNITED MEXICAN STATES), pursuant to the exchange rate published in the Federal Official Gazette on November thirteen of two thousand six, correspond to the LAND, and the amount of US$1,009,091.30 (ONE MILLION NINE THOUSAND NINETY ONE DOLLARS 30/100 LEGAL CURRENCY OF THE UNITED STATES OF AMERICA), equivalent to the amount of $11,019,277.00 pesos (ELEVEN MILLION NINETEEN THOUSAND TWO HUNDRED SEVENTY SEVEN PESOS 00/100 LEGAL CURRENCY OF THE UNITED MEXICAN STATES), pursuant to the exchange rate published in the Federal Official Gazette on November thirteen of two thousand six, correspond to the BUILDING, therefore the Value Added Tax that is transferred pursuant to Article 10 of the Regulations of the Value Added Law, is the amount of US$151,263.69 (ONE HUNDRED FIFTY ONE THOUSAND TWO HUNDRED SIXTY THREE DOLLARS 69/100 LEGAL CURRENCY OF THE UNITED STATES OF AMERICA), equivalent to the amount of $1,652,891.50 pesos (ONE MILLION SIX HUNDRED FIFTY TWO THOUSAND EIGHT HUNDRED NINETY ONE PESOS 00/100 LEGAL CURRENCY OF THE UNITED MEXICAN STATES), pursuant to the exchange rate published in the Federal Official Gazette on November thirteen of two thousand six.

The BUYING PARTY hereby declares that it has delivered the total amount of the Purchase Price and the corresponding Value Added Tax to the SELLING PARTY, therefore granting the broadest receipt allowed by law.

SIXTH. The BUYING PARTY hereby receives, to its full satisfaction, the material and legal possession of the PROPERTY.

SEVENTH. The SELLING PARTY hereby assign all rights regarding public services of the PROPERTY in favor of the BUYING PARTY. The SELLING PARTY agrees to execute all documents required to transfer the rights of such services and to provide all required assistance to the BUYING PARTY so that it may finalize such transfer after the execution hereof.

Except for all herein established, the SELLING PARTY hereby covenants and agrees to indemnify, protect and hold harmless and defend the BUYING PARTY, against all defects in the ownership of the PROPERTY, including against any rights of third parties to possession.

EIGHTH. The BUYING PARTY recognizes that the SELLING PARTY does not provide any guaranty or declaration whatsoever regarding the physical characteristics, convenience of use or hidden defects of any construction.

NINTH. The BUYING PARTY recognizes that the SELLING PARTY has not provided any declaration or guaranty regarding the environmental conditions of the PROPERTY.

TENTH. The BUYING PARTY hereby waives any rights established in article two thousand twenty five of the Civil Code for the State of Chihuahua, declaring that it has not received any guaranty, right or declaration whatsoever from the SELLING PARTY regarding the conditions of the PROPERTY. This waiver of the BUYING PARTY is valid pursuant to articles five, two thousand, two thousand four, and two thousand forty one of the Civil Code for the State of Chihuahua.

ELEVENTH. The BUYING PARTY assumes the obligation to pay for all expenses, taxes, costs, and fees derived from the execution hereof, except for the income tax which shall be paid by the SELLING PARTY. The parties agree to prorate the Real Property Tax, maintenance fees, services and any other charge applicable to the PROPERTY as of this date. The prorating shall be made on the basis of a 365 day year, as of 12:01 a.m. of today. If the amount of taxes, maintenance fees, and other amounts are not known at this time, the parties agree that they shall be readjusted (payment or reimbursement) as soon as the amounts of such taxes, maintenance fees or other amounts are known, in accordance with the evidence presented. This Clause shall survive the execution hereof. The prorating shall be made according with the number of days of the year during which each one of the parties was the owner of the PROPERTY. Also, each party will pay for the fees, expenses and costs of their respective legal, accounting, environmental, engineering and other counsels that were required for the execution hereof.

TWELFTH. The SELLING PARTY declares and guarantees to the BUYING PARTY that no broker or agent were used or have right to commission or compensation regarding this transaction, except for CB Richard Ellis El Paso/Juarez. The SELLING PARTY has hired CB Richard Ellis El Paso/Juarez as the broker or agent for this transaction. The SELLING PARTY in this act pays the broker five per cent ( 5%) of the commission of which it will be entitled pursuant to the agreement that through separate means has been entered into by and between the SELLING PARTY and the broker. THE SELLING PARTY shall indemnify, protect, defend and hold the BUYING PARTY harmless of and against any obligation or responsibility of payment of any claim, commission, cost, harm or responsibility (including the attorney’s fees and trial costs) that arise from the non compliance of the guaranty and agreement of the SELLING PARTY regarding the payment of any commission or compensation. The BUYING PARTY declares that no broker or agent was used regarding this transaction.

THIRTEENTH. Whenever it shall be necessary or desirable for either of the parties to serve any notice upon the other party pursuant to the provisions of this Contract, such notice shall be in writing and be either served personally or sent by registered or certified mail, return receipt requested to the addresses set forth herein until otherwise directed in writing by the party that wishes to change its address: To the SELLING PARTY: “MOLINA Y ASOCIADOS CONTADORES PUBLICOS” SC, Boulevard Tomas Fernandez 8255 7C, Centro de Negocios Campestre Senecu, Zip Code 32440, Ciudad Juarez, Chihuahua. With copy to Baker And Mckenzie Abogados, SC. Paseo Triunfo de la Republica 3304, first floor, Partido Romero, Ciudad Juarez, Chihuahua, Attn’ Benjamin Torres. The BUYING PARTY: KEY TRONIC JUAREZ, S.A. DE C.V. Av. Calle Magneto 7824, Parque Industrial Gema, Ciudad Juarez, Chihuahua, Attn: Mr. Efrén Perez. With a copy to: KEYTRONIC CORPORATION. North 4424 Sullivan Road, Spokane, WA 99216, Attn: Kathleen Nemeth. With a copy to: TOULET, GOTTFRIED, DAVILA Y MARTINEZ, Boulevard Tomas Fernandez 7939-209, Building “B”, Ciudad Juarez, Chihuahua, zip code 32460, Attn: Alejandro Toulet.

FOURTEENTH. The BUYING PARTY agrees to destine the PROPERTY acquired hereby for industrial purposes or for any other legally permitted purpose, and agrees to comply with the Urban Development Law for the State of Chihuahua and other applicable provisions in force for human settlement issues.

FIFTEENTH. Both parties to this Purchase and Sale Agreement declare that in this act there have been no vices in their will that affect the validity of this legal act, nor any harm that can affect any of the parties.

SIXTEENTH. The appearing parties accept this deed and each and every one of their parts, given that they are drafted pursuant to their agreement; and for any matter related to this Agreement they expressly submit to the provisions of the Civil Code in force in the State of Chihuahua and to the jurisdiction of the Courts of Ciudad Juarez, State of Chihuahua, expressly waiving any other jurisdiction that given their future or present domiciles may correspond to them.

SEVENTEENTH. The parties declare that before the execution hereof, on October 9 (NINE), 2006 (TWO THOUSAND SIX), they entered into a Promise to enter into a Purchase and Sale Agreement regarding the PROPERTY which includes several of conditions for the execution of this purchase and sale, same which have been fulfilled in their totality, or the party in which favor they were made, has waived them.

PERSONALITY OF THE PARTIES.